Disclaimer

Before we begin, it’s important to note that some comments today will include forward-looking statements regarding future events and projections of financial performance of the company which are based on current expectations. These comments contain significant risks and uncertainties that could cause actual results to differ materially from those expressed in these forward-looking statements. The company’s filings with the Securities and Exchange Commission identify important risk factors that could cause actual results to differ materially from expectations. The company undertakes no obligation to update any of the information contained in the forward-looking statements.

Mike Falcone:

Good afternoon everyone, and welcome. We are glad you are able to join us today. With me on the call today are Charlie Pinckney, our COO and interim CFO, Gary Mentesana (who runs our affordable housing business), Earl Cole (who is our chief credit officer and interim head of our commercial real estate finance business), Matt Cheney (who runs our renewable energy finance business) and Jenny Netzer (who is in charge of new business development).

Before we get into the “meat” of the call, I would like to make two introductory points. First, there has clearly been a lot of trepidation in the financial markets about recent developments in the sub-prime mortgage lending markets and their potential effects on the broader markets, especially the CMBS market. Let me restate that the company is not engaged in sub-prime or any other single family mortgage lending activities. In fact, the debt and equity financings arranged by the company in the housing sector are strictly for multi-family rental properties, and our outlook for the multi-family rental sector is positive. Given recent weakness in the CMBS and CDO world, I also want to make clear that we do not own any CMBS or CDO securities, and, in fact, we believe that weakness in those markets generally creates a competitive advantage for us. Our business is to arrange debt and equity financing for commercial real estate, affordable rental housing and clean energy projects. As you’ll note when we describe our production for the first half of 2007, we don’t know of any business development that would give rise to the current decline in our stock price. We assume but of course we can’t be certain that we are being treated like a subprime lender or CMBS investor, which we most definitely are not.

Second, we should be clear what this call is, or rather is not. This is not an earnings call. Because of our pending restatement we cannot speak to earnings, only production. In that regard, we want to assure you that we are very focused on getting the restatement successfully completed.

As we have stated previously, assuming we can continue to execute on our capital plan and our business continues to perform as we expect, management plans to ask the Board to maintain the current dividend policy, and in that regard, I am very pleased to announce that yesterday, our Board of Directors declared a distribution of $0.5225 per common share payable on August 22, 2007 to shareholders of record on August 8, 2007. This represents an approximately 4% increase over the distribution for the comparable period last year. This distribution represents the company’s 42nd consecutive increase in its quarterly distribution. We are pleased to be able to increase our cash distribution to shareholders and are very proud of our more than 10 year history of consistent growth in quarterly cash distributions.

I will now move to a review of the highlights of our performance for the first half of 2007, and after that Charlie will speak briefly about his new role with the company. As you may be aware, on July 10, 2007 the company announced that Charlie had been named chief operating officer and interim chief financial officer. Following Charlie’s presentation, Gary, Earl, Jenny and Matt will each speak briefly about the significant developments during the first half of the year within their respective business units.

Overall our production for the first half of the year exceeded our production for the first half of 2006. During the first half of 2006, the dollar value of our total production across all business lines was approximately $1.4 billion. During the first half of 2007, the dollar value of our total production across all business lines (which we’ll break down in greater detail later) was approximately $1.9 billion, including approximately $290 million in production related to an acquisition during the period. Although production in our affordable housing business during the first half of 2007 was down against last year, performance in our market rate business and our new business initiatives was up in comparison to last year, and Gary, Earl, Jenny and Matt will drill down further on 2007 performance metrics in a moment. Margins have varied among the business units, but across the company they have held up. We have seen compression in some product lines but expansion in others.

We are in constant contact with our capital partners and from time to time we have needed to ask them for extensions of deadlines, and we expect this dialogue will continue until the restatement is completed. Obviously, there can be no assurance as to their future decisions. We pledge to continue to deal with those folks everyday in the spirit of our value statement: Integrity. Innovation. Service.

At this point, I’d like to turn the call over to Charlie. As I mentioned earlier, prior to his appointment as COO and interim CFO, Charlie was executive vice president in charge of the company’s MMA Realty Capital business, which houses the company’s commercial real estate finance activities. He joined the company in 2000 when MuniMae purchased Whitehawk Capital, a real estate finance business that Charlie co-founded. Prior to that, Charlie worked in the real estate finance industry for over 18 years with Citicorp Securities and Bank of America. Charlie.

Charlie Pinckney:

Thanks, Mike. Let me open by saying that I’m excited to undertake my new role with the company. With respect to the company’s ongoing restatement efforts, we are fortunate to have engaged the services of the Navigant Consulting team. Their track record with complex accounting and restatement issues is an invaluable asset.

To date, the transition to my new role has been smooth. Melanie Lundquist, formerly our CFO, agreed to stay on for a transition period, and she has been helpful both to me over the past few weeks and the Navigant team throughout their engagement in aiding with the transition. As I mentioned, Navigant Consulting offers a wealth of resources to our ongoing restatement efforts as well as a fresh perspective on the challenges confronting the company’s corporate accounting and finance department. We feel that the recent and relevant restatement experience of the principals who are working with us (including working on both Fannie Mae’s and Freddie Mac’s restatement efforts) makes them uniquely qualified to assist us. In addition, we have incentives in place for key senior accounting staff designed to encourage their dedication through the completion of the restatement process.

Although we have previously announced our intention to complete our restatement efforts in time for filing our annual report by November 30, 2007, and we continue to work towards this goal, we believe that there is a significant risk that we won’t be able to make this date. We have asked Navigant Consulting to work toward the November 30 date, but they are not far enough along in their work for us to say with certainty what the exact date will be. What we can say is that we are devoting as many resources as we can to getting this done as soon as we can, and we certainly expect to finish our efforts within the first two months of 2008.

To give you a sense of our dedication to the restatement task, there are approximately 92 people currently working on the restatement. This includes 20 company employees and 72 consultants. The obvious downside to these efforts is expense. Our budget for the year included compensation expense related to the employees that we believed (at the time we set our budget) were necessary to conduct our corporate accounting and finance operations and complete the restatement as we then understood it. As we continue to refine our assessment of the work remaining, we have found it necessary to bring new and unbudgeted resources online quickly. As I mentioned, we currently have 72 consultants on board, but we are not done with our assessment of the work remaining. Additionally, we can’t completely assess the magnitude of unbudgeted fees for our outside auditors that will result from our restatement efforts.

Currently, my position as chief operating officer is focused largely on the company’s ongoing restatement efforts. In the short term, I hope that this new structure will both increase the focus on these efforts as well as engage the business units more closely in the process. In the longer term, I hope to be able to bring operational focus and expertise to an even stronger company.

At this point, I’ll turn the call over to Gary Mentesana for an update on our MMA Financial business. Gary?

Gary Mentesana:

Thanks, Charlie. As you may know, MMA Financial is responsible for all of the company’s affordable housing finance, tax credit equity, tax-exempt bonds and taxable lending operations. We generate revenues through the origination, syndication, financing and management of debt and equity investments secured primarily by affordable multifamily housing projects.

During the first six months of 2007, MMA Financial’s total production, including both debt originations and equity placements, was $680 million, down somewhat from total production of $821 million during the same period in 2006:

•	Debt originations during the first half of 2007 totaled $138 million (which included $31 million in private placement bonds, $14 million in taxable construction loans and $93 million in taxable agency loans), as compared to approximately $170 million during the first half of 2006 (which included $144 million in private placement bonds, $5 million in taxable construction loans and $21 million in taxable agency loans).

•	LIHTC equity syndicated during the first half of 2007 totaled $318 million from 12 different capital partners. Of this amount, $183 million was syndicated through our guaranteed program. During the first half of 2006, approximately $481 million of equity was syndicated from 10 different capital partners, none of which was through our guaranteed program.

•	The remaining $224 million of production through June 30 consisted of debt acquired within the Tender Option Bond (TOB) program as compared to $169 million during the same period in 2006 (I should note that we began this program in April of 2006).

As compared to prior periods, for the six months ended June 30, 2007 the debt business experienced greater competition resulting in lower origination fees and spreads to our cost of capital. However, we are benefiting from additional fees through a greater percentage of equity syndicated through our guaranteed program.

MMA Financial’s production pipeline for the remainder of 2007 appears to be strong. Although we will continue to monitor the recent events within the capital markets that have the ability to impact our future production, we currently expect that the amount of equity we will syndicate this year will be in line with the amount syndicated in 2006 while the amount of debt that we will originate this year will materially exceed the volume originated in 2006.

As for credit quality within our $1.5 billion private placement bond portfolio, we are seeing some meaningful improvement. Debt service coverage for the stabilized, fixed rate multifamily bonds in the portfolio remains stable at 1.14 as of June 30, 2007 (which is the same as the debt service coverage as of June 30, 2006). However, by original issue amount, bonds in default fell to 12% of the portfolio at June 30, 2007, down from 16% of the portfolio at June 30, 2006, and the number of bonds on our watch list fell to 14% of the portfolio at June 30, 2007, down from 19% of the portfolio at June 30, 2006.

You’ve heard Mike and Charlie talk about our continuing restatement efforts, and in that regard the MMA Financial business unit has a large success to report in that area. As you may know, on July 10th the company announced that it had completed the audited financial statements for MuniMae TE Bond Subsidiary, the subsidiary that holds the majority of the Company’s tax-exempt bond investments. Completing the TE Bond Sub audit is an important step along the road toward the completion of our restatement efforts and the filing of our 2006 annual report.

As a result of non-cash restatement adjustments, shareholders’ equity in TE Bond Sub (whose common stock is 100% owned by the Company) as of December 31, 2005 was approximately $52.9 million higher than the $272.5 million previously reported and GAAP net income for TE Bond Sub for the year then ended was approximately $11.9 million lower than the $37.5 million previously reported. These restatement adjustments consist largely of corrections for errors related to the Company’s estimation of the fair value of bonds and the Company’s assessment of bond impairments, including certain other adjustments. The effects of these restatement adjustments are not necessarily indicative of the effects of other restatement adjustments that may be required in the Company’s financial statements, but they offer some clarity on the impact of the restatement on TE Bond Sub’s results.

At this point, I’ll turn the call over to Earl Cole for an update on both our MRC business and our corporate credit and risk management group. Earl?

Earl Cole:

Thanks, Gary. As Mike mentioned earlier, I am the Interim Head of MMA Realty Capital. I am not a stranger to MRC, as the head of risk management for the company, I have known and worked closely with the management of MRC for some time. I’m glad to have been invited to play a more direct role with this group.

MRC manages and directs the market rate real estate transactions pursued by MuniMae. We generally define these transactions as those that are not tax advantaged and do not generate tax credits or tax exempt income. We conduct the majority of this activity through two primary business units of MRC, the merchant banking and agency operations.

The merchant banking unit pursues debt and equity transactions on behalf of our investment partners as well as for our own account. In situations where we originate for third parties, we also act as asset managers, generating recurring income. These transactions cover a wide variety of investment types, from traditional commercial mortgages to B note and mezzanine debt investments. Underlying collateral can be virtually any commercial real estate type, from industrial and retail properties to office and multi-family projects (but not single-family home mortgages and not CMBS or CDO securities).

The other major MRC business line, our agency business, manages all of the market rate multi-family project debt that we originate and underwrite for sale to the government sponsored entities, Fannie Mae, Freddie Mac and Ginnie Mae. We make these loans and then resell them to these agencies after we ensure that they meet all necessary requirements. After the sale, we remain engaged as the loan servicer, for which we collect a fee. Again, these loans do not include single-family home mortgages

We are pleased with MRC’s production thus far in 2007, which results in part from decisions made earlier regarding how we wanted to move forward as a real estate investment firm. In late 2006 we discussed ways to better position MRC in response to the increased volatility in some US real estate markets; we decided that we needed to reduce our reliance on transaction based income and establish a critical mass in our asset management and servicing businesses. Accordingly, we began to shift our production focus in order to achieve a more efficient delivery of assets to our investment partners.

To do this, we began to emphasize higher quality assets that would satisfy the investment criteria of our partners. This move was designed to both manage credit risk and to build our recurring income. As a result, our third party origination has grown, we have moved away from certain assets types and asset management income will become more important over time.

Along with this targeted production focus, in 2007 we also established new investment funds and expanded our base of investment partners. These new resources allowed us to support strong Q1 and Q2 production.

MRC had production of just over $1 billion for the first six months of the year compared to approximately $606 million in the first half of 2006. Production was generated through a diverse set of products, and was geographically distributed in 14 states, representing practically all regions of the country. Of this total, $670 million in production came from our merchant banking business (including $290 million in production resulting from business lines acquired in the first quarter) and $350 million from the agency business. Together, this production represented an increase of 68% above the production seen in the first half of 2006 (or approximately 21% excluding growth in production resulting from acquisitions). With respect to margins, compared to the same period last year margins seem to be holding up.

Merchant banking saw strong results in third party originations, as assets originated on behalf of other investors totaled $364 million for the first two quarters, an increase of 135% over 2006. This offset a decline in some other asset types, most notably land funding, where we purposely decided to reduce our risk and our exposure. As a result, land related debt origination declined by 63% to $90 million when compared to the first two quarters of 2006. We expect this shift to benefit us from a credit risk perspective, and allow us to rely on more predictable asset classes and income sources.

The agency business also had a strong start to 2007, with production up by 196% over 2006 levels to $350 million. This resulted as deliveries to Fannie, Freddie and Ginnie were up in almost every category. We achieved especially strong performances in originating and delivering taxable debt supporting stabilized properties to the agencies.

The high levels of production in our merchant banking unit and our agency business would not be possible without the support of our capital partners. These include banks which help us to finance our investments through lines of credit and other debt facilities and our investment partners, who purchase assets from us or fund them directly after we originate them.

Thus far in 2007 we have worked hard to increase the capacity and flexibility of our capital sources. In Q1 2007, we launched a new investment vehicle with a foreign pension fund that is already developing into one of our most promising new capital sources. Over the last seven months this fund has grown to become one of our most important sources of capital; by the end of this month, we expect to have delivered over $240 million of assets to this vehicle.

Additionally, during Q1 and Q2 we either renewed or expanded several credit facilities with our bank partners to support MRC activities.

In summary, the past two quarters have seen accelerating production at MRC in multiple product types with an expansion of our capital sources as well. Things have gone well and I am personally excited to be a part of this operation. This would not have been possible without the hard work of our employees and the support of our capital partners. We would like to say thank you to both.

I’d now like to turn the presentation over to Matt for an update on the performance of our renewable energy finance business.

Matt Cheney:

Thanks, Earl. For those of you hearing my voice for the first time, I’m Matt Cheney and I am an executive vice president of the company and the head of the company’s renewable energy business, MMA Renewable Ventures. I’d like to take a minute to first explain the MMA Renewable Ventures business and then offer a brief summary of the business unit’s activities during 2006 and the first half of 2007.

MMA Renewable Ventures is the company’s business unit that finances, owns and operates renewable energy assets in the United States and operated the company’s energy efficiency platform. Through MMA Renewable Ventures, the company provides leases, Power Purchase Agreements and other customized financial solutions to help its customers manage energy costs. MMA Renewable Ventures is dedicated to delivering competitively priced, clean energy and energy savings to customers, strong partnership options for project developers, and exceptional opportunities for institutional investment in the clean energy sector. MMA has been successful at carefully growing its team around a strong pipeline of opportunities, now totaling close to 30 highly qualified professionals skilled in renewable energy and bio-fuels project finance.

Our business is both exciting and expanding. MMA Renewable Ventures financed a total of approximately $40 million in solar projects during 2006 beginning with the Fetzer Vineyards solar facility in September 2006. During the first six months of 2007, MMA Renewable Ventures has originated $159 million of solar energy projects. We have a strong pipeline of solar projects, as well as emerging opportunities in wind energy, bio-fuels, and biomass projects. We feel that we are well on track to meet the expectations that we have set for ourselves this year.

Notable to MMA’s solar business, construction began in April on a 15-megawatt facility at Nellis Air Force Base in Nevada.  When it is completed, the facility will be the largest solar photovoltaic system ever to be built in North America, where MMA will finance, own and operate the landmark system and sell the power to Nellis under the terms of a Power Purchase Agreement. The Nellis system will supply more than 25 percent of the power used at the base.  The energy generated will support the more than 12,000 military and civilians at Nellis who are responsible for Air Force advanced combat training, tactics development and operational testing.

In May, MMA announced the launch of an energy efficiency business unit, complementing its existing renewable energy platform, that focuses on developing solutions for mid- to large-scale projects.  The company’s expansion into EE projects enables MMA Renewable Ventures to deliver a comprehensive energy finance offering to its private and public sector customers. In parallel to its efforts in the solar, wind and bio-energy markets, this new business line aims to remove the barriers of upfront system costs and ongoing operation from energy efficiency projects.

I’d now like to turn the presentation over to Jenny for an update on the activities in the company’s new business initiatives business unit.

Jenny Netzer:

Thanks, Matt. Through International Housing Solutions, the company continued to expand its platforms for arranging debt and equity financing for affordable housing projects overseas. IHS is a joint venture formed in 2005 with affiliates of Howard Eurocape Limited, a prominent Dublin, Ireland based property investment and development company. IHS provides innovative financial solutions, including debt and equity to owners and developers of affordable housing projects.

2007 has been an exciting and groundbreaking year for the company’s international efforts:

•	IHS was selected by the U.S. Overseas Private Investment Corporation (OPIC) to invest in workforce housing in emerging markets that are experiencing rapid growth in housing demand, with particular needs for quality affordable housing. OPIC has committed to provide $100 million in seed financing, which will target supply-constrained primary and secondary housing markets, with a particular focus on South Africa and Jordan.

•	In February of this year, IHS opened its office in Johannesburg, South Africa. The Johannesburg office is the second for IHS, London being the first. During the first half of the year, we also brought on staff in the UK, India and Turkey.

•	During the first half of the year, IHS made its first investments for the program to be financed in part by the OPIC commitment. These investments, two rental housing developments in South Africa, total approximately $2.6 million.

•	In sum, IHS has built a solid pipeline of investment opportunities and is attracting strong interest from capital partners.

With that, I’ll turn the presentation back over to Mike for his wrap-up.

Mike Falcone:

As I said earlier, we are pleased with our production performance so far in 2007. As in most years, the second half of the year looks to be a busier period for us than the first half. Our success has been in large measure due to the hard work of our employees, their dedication to our values of integrity, innovation and service, and the strong support we have received from our capital partners and developer clients. We will continue to work hard to make this business grow and prosper, and we appreciate deeply your support as shareholders.

We are obviously disappointed with our failings around our financial reporting, but we are committed to making our business stronger through the marriage of entrepreneurial spirit and strong financial controls. Again, I’d like to assure you that we are very focused on getting the restatement successfully completed.

Additionally, although we are pleased to have been able to announce at the beginning of July our success in completing the financial statements for TE Bond Sub, we have not yet completed work on the financial statements for MMA Mortgage Investment Corporation, our commercial lending subsidiary, also known as MMIC. We are continuing to work to complete these efforts as well. The financial statements for this entity are fairly closely tied to the overall restatement efforts in the rest of the company and completing MMIC will depend to some extent on our overall timeline.

Also, as we have previously reported, during our work on the restatement we have identified a number of weaknesses in our internal controls over financial reporting. Although I won’t list them now, you can read about them in our previously filed reports, including the current report that we filed at the beginning of July. As we continue our hard work on the restatement, we are formulating our remediation plans for these issues simultaneously with the goal of emerging from these efforts as a stronger enterprise.

As I mentioned earlier, I want to be completely clear that the company is not engaged in sub-prime or any other single family mortgage lending activities. The debt and equity financings that we arrange in the housing sector are strictly for multi-family rental properties, and our outlook for the multi-family rental sector is positive. And we do not own any CMBS or CDO securities. We are pleased to have been able to announce our 42nd consecutive increase in the company’s quarterly distribution, and again we appreciate your support.

If you have questions, we ask that you e-mail them to our investor relations department at investor.relations@munimae.com. We will post answers to questions on the investor relations page of our website which can be found at munimae.com.

I’ll now turn the call over to the operator to wrap up. Operator?